Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Ferguson plc

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary shares, par value £0.10 per share, reserved for issuance of future grants pursuant to the Ferguson plc 2023 Omnibus Equity Incentive Plan	Other(2)	8,775,000(3)	$167.953	$1,473,783,187.500	0.00014760	$217,530.40

Total Offering Amounts					$1,473,783,187.500		$217,530.40

Total Fee Offsets							N/A

Net Fee Due							$217,530.40

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall be deemed to include such additional ordinary shares which become issuable under the Ferguson plc 2023 Omnibus Equity Incentive Plan (the “Plan”) to prevent dilution in the event of any stock dividend, stock split, recapitalization or any other similar transaction pursuant to the terms of the Plan.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act. The price per share and aggregate offering price are calculated on the basis of $167.953, the average of the high and low price per ordinary share of Ferguson plc on the New York Stock Exchange on November 24, 2023, a date within five business days prior to the date of filing this Registration Statement.

(3)

Represents (i) 6,750,000 ordinary shares reserved and available for issuance to eligible persons under the Plan and (ii) an additional 2,025,000 ordinary shares that may again become available for issuance to eligible persons under the Plan pursuant to the recycling provisions of the Plan.